EXHIBIT 21.1

Hypercom Corporation (Delaware – NYSE: HYC)
List of Subsidiaries

	Name of Entity	Jurisdiction of Organization
1.	Hypercom U.S.A., Inc.	Delaware
2.	Hypercom EMEA, Inc.	Arizona
3.	Hypercom Latino America, Inc.	Arizona
4.	Hypercom Manufacturing Resources, Inc.	Arizona
5.	Hypercom Puerto Rico Repair Facility, G.P.	Arizona
6.	Hypercom Argentina S.A.	Argentina
7.	Hypercom Australia Pty., Ltd.	Australia
8.	Empresa Brasileira Industrial, Comercial e Servicos Limitada	Brazil
9.	Hypercom Canada, Inc.	Canada
10.	Hypercom de Chile S.A.	Chile
11.	Netset Chile S.A.	Chile
12.	Hypercom Electronics Trading (Shanghai) Co. Ltd.	China
13.	Hypercom Payment Solution and Trading Services (Shanghai) Co., Ltd.	China
14.	Hypercom France SARL	France
15.	Hypercom France SAS	France
16.	Wynid Technologies SAS	France
17.	Hypercom Holdings GmbH	Germany
18.	Hypercom GmbH	Germany
19.	Hypercom Asia Ltd.	Hong Kong
20.	Hypercom Far East Ltd.	Hong Kong
21.	Hypercom China Co., Ltd.	Hong Kong
22.	Hypercom Hungary KFT	Hungary
23.	Hypercom Italia S.r.l.	Italy
24.	Hypercom Latvia SIA	Latvia
25.	Hypercom de Mexico, S.A. de C.V.	Mexico
26.	NetSet Americas Centro Servicio, S. de R.L. de C.V.	Mexico
27.	Hypercom Asia (Philippines) Inc.	Philippines
28.	Hypercom Asia (Singapore) Pte. Ltd.	Singapore
29.	Hypercom Payment Solutions Spain, S.L.	Spain
30.	Hypercom Spain, S.A.	Spain
31.	Hypercom Financial Terminals AB	Sweden
32.	Hypercom Sweden AB	Sweden
33.	Hypercom (Thailand) Co., Ltd.	Thailand
34.	Hypercom EMEA Ltd.	United Kingdom
35.	Hypercom Finance Co. Ltd.	United Kingdom
36.	Hypercom GB Ltd.	United Kingdom
37.	Hypercom de Venezuela C.A.	Venezuela